ROBERT A. COOPER, CPA, P.C.

100 CUMMINGS CENTER
SUITE 238-G
BEVERLY, MASSACHUSETTS 01915

TEL: 978.232.1180
FAX: 978.232.1186
WWW.COOPERCPAPC.COM

September 9, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01(a) of Pathfinder Cell Therapy Inc.'s Form 8-K (Date of Report: September 2, 2011), and we agree with the statements made therein.

Yours truly,

Robert A. Cooper, CPA
Robert A. Cooper, CPA, P.C.

Beverly, Massachusetts